Meritor, Inc. 2135 West Maple Road Troy, Michigan 48084-7121 USA 800-535-5560 Tel meritor.com

June 4, 2013

Charles G. McClure, Jr.
[Address Redacted]

Dear Chip:

           Subject: Separation Package

This letter agreement (this "Agreement") confirms your acceptance of a separation package from Meritor, Inc (“Meritor” or the “Company”). Both parties expressly agree that your acceptance of this agreement is completely voluntary. You and the Company have agreed to enter into this Agreement pursuant to the following terms and conditions and consideration and in accordance with your Employment Agreement dated May 1, 2013 (“Employment Agreement”):

1.	Separation Date. Effective May, 3, 2013, as a result of the action taken by the Company’s Board of Directors, your role as Chairman, Chief Executive Officer and President of the Company was terminated. Your last day of work with the Company was May 3, 2013 (your "Separation Date"). You previously executed a letter of resignation, dated May 3, 2013, resigning from any and all positions that you held with any of the Company’s affiliates. Upon request from the Company or the applicable affiliate, you will execute any additional documents necessary to effect such resignations.

2.	Vacation Pay. You will receive any unpaid salary and any accrued but unused vacation through your Separation Date in the form of a lump sum within 30 days of your Separation Date, or such earlier date as may be required by law. These amounts are savings plan eligible under the Company's tax-qualified savings plan ("Company Savings Plan").

3.	Separation Pay. In accordance with the Employment Agreement between you and the Company, you will receive separation pay in an amount equal to thirty-six (36) months of your base salary (at a compensation rate of $1,184,500 annually) ("Separation Pay"). Subject to the next paragraph, payments will be made semi-monthly during the period from and including May 4, 2013 through April 29, 2016 ("Separation Period").

As stated in the Employment Agreement, because you are a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations thereunder ("Section 409A"), you will be required to wait six months to receive any portion of your Separation Pay that is not exempt under Section 409A. Your Separation Pay will be paid in the manner set forth in the Employment Agreement and in accordance with Section 409A.

4.	Incentive Compensation Plan. Given that your last day of active employment was May 3, 2013, you will be eligible to receive a pro rata incentive compensation plan (ICP) payment for fiscal year 2013 for active time worked. Such payment will be subject to the applicable formula, in accordance with ICP metrics and program provisions. Such final award may be adjusted based upon your final performance rating for the year. Any final award determination is subject to approval by the Compensation & Management Development Committee of the Company's Board of Directors. If an ICP award is approved, your ICP award payment for fiscal year 2013 will be paid in a single sum payment in December 2013.

Charles G. McClure, Jr.
June 4, 2013

5.	Long-Term Incentive Plan. You will be eligible to receive Long-Term Incentive (LTIP) Cash Performance Plan awards based on your LTIP grant letter(s) as follows:

	-	FY2011-FY2013 LTIP award will be paid in December 2013, pending Board of Directors approval, based upon applicable formulae, on a pro rata basis (32 months out of 36) for time actually worked during the performance cycle.

	-	FY2012-FY2014 LTIP award will be paid in December 2014, pending Board of Directors approval, based upon applicable formulae, on a pro rata basis (20 months out of 36) for time actually worked during the performance cycle.

	-	FY2013-2015 LTIP award will be forfeited per plan provisions requiring at least 12 months worked during the performance cycle.

6.	Stock Options. All of your outstanding Company stock options have vested. Any of your Company stock options which do not expire prior to the last day of your Separation Period may be exercised up to three (3) months after the last day of your Separation Period or the natural expiration date of the applicable stock option, whichever is earlier.

7.	Restricted Stock. You have received annual grant(s) of restricted stock. To the extent not vested, your restricted shares will continue to vest through the vesting date or the end of the Separation Period, whichever is earlier. To the extent not vested by the end of the Separation Period, unvested restricted shares shall be forfeited.

8.	Financial Planning/Car Allowance. Your Company-provided financial planning and car allowances ceased as of May 4, 2013.

9.	Outplacement Services. You will receive Company sponsored outplacement assistance in the form of a twelve (12) month program not to exceed $10,000.

10.	Disability Coverage. Your coverage under the Company's short and long term disability plans and accidental death and dismemberment coverage ceased as of May 4, 2013.

11.	Company Tax-Qualified Savings Plan. You ceased to be an active participant in the Company Savings Plan as of May 4, 2013. You are 100% vested in your savings plan deferrals and related Company matching contributions under such plan. Benefits under the Company Savings Plan will be paid in accordance with the terms of such plan.

Based on your years of service with the Company, you are 100% vested in the pension contribution portion of your Company Savings Plan account.

You will be able to request a Company Savings Plan distribution before the end of your Separation Period. Please contact T. Rowe Price for information about your Meritor Savings Plan and Pension Contribution accounts at (800) 922-9945.

12.	Company Tax-Qualified Pension Benefits. If you are eligible for a pension benefit under the Company's tax-qualified pension plan, please call the Meritor Retirement Center at (877) 449-7461. You must apply for your pension benefits under such plan at least 60 days but not more than 90 days prior to your retirement date. If you elect to retire prior to April 29, 2016, your active employee medical, dental and/or vision coverages will terminate and you will become eligible for the then-available retiree medical coverage, if any.

Charles G. McClure, Jr.
June 4, 2013

13.	Company Supplemental Pension, Supplemental Savings and Deferred Compensation Plans. Any benefits to which you are entitled under the Company's supplemental pension, supplemental savings and deferred compensation plans will be payable in accordance with the terms of such plans, including the six month wait for key employees. Please contact Kim Rayce for more detail.

14.	Company Health Plans. If you are currently enrolled in the Company's group medical, dental and/or vision plans and are making the payroll deductions associated therewith, coverage will remain in force through April 30, 2016. After April 30, 2016, you will be entitled to continue your group medical, dental and vision coverage at your own expense for a period of up to 18 months through COBRA. Information as to the cost of such coverage will be supplied to you approximately two weeks following the expiration of your Separation Period. Notwithstanding the foregoing, if during the Separation Period, you become employed and covered by a health insurance plan of a new employer, you must immediately notify the Company’s Senior Vice President of Human Resources. Your coverage under the Company’s health plans will cease as of the date you become covered under such other employer’s health plan.

15.	Other Company Welfare Benefits. Your coverage under the Company's life insurance plans will remain in force through April 30, 2016. Such life insurance coverage may be converted to an individual policy within 31 days after termination of such coverage by contacting MetLife at (888) 622-6616.

16.	Medicare Reporting. By signing this Agreement, you acknowledge that you have carefully reviewed Attachment A regarding Medicare Reporting and you have fully and accurately completed Attachment A regarding potential Medicare eligibility. You also agree to waive and release any private cause of action for damages pursuant to 42 U.S.C. 1395. The parties have not shifted responsibility for medical treatment to Medicare in contravention of 42 U.S.C. 1395 and further acknowledge that any action or decision by the Centers for Medicare & Medicaid Services or Medicare regarding your eligibility or entitlement to Medicare or Medicare payments will not affect the finality of this Agreement or render the release of claims void or ineffective. The parties made every effort to adequately protect Medicare’s interest and incorporate such into the settlement terms, and to comply with both federal and state law. You agree you will indemnify, defend and hold the Company harmless from any Medicare conditional payments and right to payment, known or unknown, and all claims or liens related thereto.

17.	Separation Pay Checks. Your compensation checks will be mailed to your home or direct deposited unless you specify otherwise. Please let us know in writing if you change your address.

18.	Withholdings. All payments and benefits under this Agreement are subject to any and all applicable tax and other withholdings.

19.	Non-Disparagement. You will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, the Company or its subsidiaries or divisions, or any of its or their current or former officers, directors, employees, agents, consultants, contractors, owners, affiliates, or successors and assigns, whether in public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on the Internet. In the event of a breach or threatened breach of this paragraph, you agree that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach (in addition to any other legal or equitable rights and remedies that the Company may have) and you acknowledge that damages would be inadequate and insufficient.

Charles G. McClure, Jr.
June 4, 2013

The Company will not disparage, portray in a negative light, or take any action which would be harmful to, or lead to unfavorable publicity for, you, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on the Internet. In the event of a breach or threatened breach of this paragraph, the Company agrees that you will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach and the Company acknowledges that damages would be inadequate and insufficient.

20.	Company Property. You will deliver promptly to the Company (and not keep in your possession or deliver to any other person or entity) any and all property belonging to the Company or any of its subsidiaries or divisions that is in your possession or under your control, including without limitation, credit cards, other electronic equipment, records, data, notes, reports, correspondence, financial information, customer files and information and other documents or information (including any and all copies of such Company property).

21.	Release of Claims. You agree, on behalf of yourself, your heirs, executors, administrators and assigns, to release, acquit and forever discharge the Company and its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, employee benefit plans and their fiduciaries, trustees, and administrators, insurers, representatives, attorneys, successors and assigns (the “Company Released Parties”) of and from any and all manner of actions and causes of action, suits, debts, damages, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, rights and demands whatsoever, whether known or unknown (“Losses”), which you, your heirs, executors, administrators and assigns ever had, now have or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, claim, controversy, matter or thing whatsoever, including but not limited to any and all claims (a) arising under the Michigan Elliott-Larsen Civil Rights Act, Michigan Persons With Disabilities Civil Rights Act, Michigan Payment of Wages and Fringe Benefits Act, the Age Discrimination in Employment Act (the "ADEA"), Title VII of the Civil Rights Act, the Genetic Information Nondiscrimination Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, anti-retaliation laws, "whistleblower" laws, and any other equivalent or similar federal, state, or local constitution, statute, rule, or regulation, (b) any and all claims or controversies arising out of or relating to your employment by the Company and its predecessors and the cessation thereof, (c) any and all claims or controversies relating to your compensation and/or benefits by or from the Company and its predecessors and (d) any and all matters arising under any federal, state or local statute, rule, regulation or whether based in law or equity. No claim, right or cause of action is reserved, except that the foregoing release shall not apply to your rights under this Agreement, to claims that arise under the ADEA after the date on which you execute this Agreement, and to claims that by law cannot be released or waived.

Charles G. McClure, Jr.
June 4, 2013

You understand that as a result of the prior paragraph, you will not have the right to assert that the Company or any Company Released Party unlawfully terminated your employment or violated any of your rights in connection with your employment.

You affirm that you have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Company Released Parties before any federal, state or local agency, court or other body relating to your employment, the cessation thereof or any other matters covered by the terms described above, and agree not to voluntarily participate in such a proceeding. Further, you hereby waive your right to, and agree, to the maximum extent permitted by law, not to, seek, receive, collect, or benefit from any monetary or other compensatory settlement, award, judgment, or other resolution (including a resolution that would otherwise provide for reinstatement to employment) of any complaint, charge, or claim that any agency or other body pursues against any of the Company Released Parties, whether pursued solely on your behalf or on behalf of a greater class of individuals.

Nothing in this Agreement shall preclude or prevent you from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of the release in this paragraph 21 solely with respect to your waiver of any Losses that may arise under the ADEA.

22.	The Company agrees on behalf of its subsidiaries and divisions and its and their respective current and former officers, directors, employees, agents, owners, affiliates, successors and assigns (the "Company Parties") to release, acquit and forever discharge you, your heirs, executors, administrators and assigns, of and from any and all Losses, which the Company Parties ever had, now have or may hereafter have, against you or any of them arising out of or by reason of any cause, claim, controversy, matter or thing whatsoever, including but not limited to any and all claims arising in the ordinary course and scope of your employment with the Company and its predecessors, excepting any act found to be criminal by a court of competent jurisdiction from the beginning of the world to the date hereof, including without limitation, any and all matters relating to your employment by the Company and its predecessors and the cessation thereof, any and all matters relating to your compensation and benefits by or from the Company and its predecessors and any and all matters arising under any federal, state or local statute, rule, regulation or principle of contract law or common law.

The Company understands that as a result of the prior paragraph, the Company will not have the right to assert that you unlawfully terminated your employment or violated any of the Company’s rights in connection with your employment.

The Company affirms that it has not filed, and agrees not to initiate or cause to be initiated on its behalf, any complaint, charge, claim or proceeding against you before any federal, state or local agency, court or other body relating to matters released in this paragraph 22, and agrees not to voluntarily participate in such a proceeding.

The Company agrees to indemnify you and to provide you legal counsel in any litigation, administrative proceeding or investigation relating to your employment with the Company. Notwithstanding the foregoing, the Company shall have no obligation to indemnify you for any act found to be criminal, by a court of competent jurisdiction.

23.	Termination. Either party shall have the right to terminate this Agreement at any time if the other party breaches any of the obligations stated herein under this Agreement after that party has received written notice of the claimed breach and has failed to cure the breach within fifteen (15) days of receipt of notice.

Charles G. McClure, Jr.
June 4, 2013

24.	Advice of Counsel/Voluntary Consideration. You acknowledge that you have been advised to consult with an attorney prior to signing this Agreement. You also acknowledge, understand and agree that this Agreement is voluntarily entered into by you in consideration of the undertakings by the Company as set forth herein and is consistent in all respects with the discussions by the Company personnel with you relating to your separation.

25.	Non-Compete/Non-Solicitation. You agree that for a period of thirty-six (36) months following the date of your Separation from Service (May 3, 2013) from the Company, you will not solicit for employment any Meritor related employee, unless permission to do so is granted to you in writing by Meritor’s CEO or his designee. You also agree that you will not disclose, nor will you use any Meritor Proprietary Information as defined in your Employment Agreement. You further agree that for a period of thirty-six (36) months you will not be employed by nor will you consult with the following companies: Dana, Daimler, American Axle, Volvo, Oshkosh, PACCAR, Eaton, Navistar, Knorr-Bremse Group, Haldex Group and WABCO, unless permission to do so is granted to you in writing by Meritor’s CEO or his designee.

26.	Release Period and Effective Date. You will have until June 25, 2013 to sign this Agreement. This Agreement may be revoked within seven (7) days from the date it is signed by you by notifying counsel for Meritor, Eric A. Mahler, Esq., Assistant General Counsel – Labor & Employment, Meritor, Inc., 2135 W. Maple Road, Troy, Michigan 48084, in writing. Any such revocation will be effective upon receipt by Mr. Mahler. This Agreement will become effective and irrevocable upon expiration of the seven (7) day revocation period.

27.	Non-Agreement. If you decide not to sign this Agreement on or before June 25, 2013, or revoke this Agreement in accordance with paragraph 26, you will only be paid two (2) weeks' salary, and the dates and eligibility for the various incentives and benefits indicated in this Agreement would be modified to reflect your Separation Date of May 3, 2013.

28.	Continuing Obligation. You agree that you will continue to be obligated under Section 13 of the Employment Agreement.

29.	Cooperation. Effective immediately and continuing through the last day of the Separation Period, if deemed necessary by the Company, you will (i) reasonably assist and cooperate with the Company and its affiliates (and any of their directors, officers, owners, agents, and attorneys) in all respects in connection with the conduct of any pending or future action, proceeding, internal investigation, governmental or regulatory investigation, civil or administrative proceeding, arbitration, or litigation involving the Company or any of its affiliates, including, without limitation, any such action, proceeding, investigation, arbitration, or litigation in which you are called to testify, and (ii) promptly respond to all reasonable requests by the Company or any of its affiliates relating to information that may be in your possession or under your control. The obligation under this paragraph will exist regardless of whether or not the Company or any of its affiliates is named as a party or as a subject or target of any action, proceeding, investigation, arbitration, or litigation. You will perform all acts and execute and deliver all documents that may be reasonably necessary to fulfill the obligations under this paragraph. You will be reimbursed for any reasonable out-of-pocket and travel expenses incurred by you in connection with your fulfillment of your obligations under this paragraph, provided that such expenses have been approved by the Company, in writing, prior to your incurring the expense. The Company agrees to consult with you regarding scheduling and to take all available actions to limit your time commitments.

Charles G. McClure, Jr.
June 4, 2013

30.	Arbitration. In the event there is a dispute regarding this Agreement or your employment with the Company, you and the Company agree that, except where injunctive relief is being sought by either party to enforce this Agreement, any such dispute will be resolved solely and exclusively by binding arbitration, by and under the rules of the American Arbitration Association, in accordance with Section 16 of the Employment Agreement. A judgment of any circuit court may be rendered upon the award made pursuant to this Agreement and shall be valid, enforceable and irrevocable save upon such grounds as exist at law or in equity for the rescission or revocation of any contract.

31.	Severability. If any provision or portion of this Agreement shall for any reason be held invalid or unenforceable such invalidity or unenforceability shall not affect any other provision hereof and the remaining provisions or portions of this Agreement shall remain in full force and effect, and shall be interpreted to best reflect the intent of the parties.

32.	Section 409A.

	(a)	The payments and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A. To the extent that any payment or benefit under this Agreement is subject to the requirements of Section 409A, then, with respect to such payment or benefit, this Agreement will be interpreted to the maximum extent permitted by law in a manner to comply with the requirements of Section 409A.

	(b)	Notwithstanding any other provision of this Agreement, payments or benefits under this Agreement that are subject to the requirements of Section 409A may only be provided upon an event and in a manner that complies with Section 409A, and any such payment or benefit that is to be made upon or as a result of a termination of employment shall only be made if such termination of employment constitutes a "separation from service" (as defined under Section 409A).

	(c)	Notwithstanding any other provision of this Agreement, payments or benefits under this Agreement that are subject to the requirements of Section 409A that are provided as a result of a separation from service during the six (6) month period immediately following your separation from service will not be provided during that six (6) month period immediately following your separation from service. Such payments and benefits shall instead be provided during the first payroll cycle immediately following the expiration of such six-month period.

	(d)	All reimbursements and in-kinds benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements and in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your employment with the Company or the Separation Period and any in-kind benefit is provided during your employment with the Company or the Separation Period (unless a different time period is stated elsewhere in this Agreement), (ii) the amount of expenses eligible for reimbursement or in-kind benefits to be provided during a calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, (iii) any reimbursement will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred, and (iv) the right to the reimbursement or in-kind benefit is not subject to liquidation or exchange for cash or any other benefit.

Charles G. McClure, Jr.
June 4, 2013

	(e)	Notwithstanding the foregoing, the Company makes no representation to you about the effect of Section 409A on the provisions of this Agreement.

33.	Final Agreement. This Agreement is a complete and final agreement between you and the Company and its successors and supersedes all other offers, agreements, and negotiations, other than those sections of the Employment Agreement expressly or impliedly referenced in this Agreement. In the event of any conflict between this Agreement and the sections of the Employment Agreement expressly or impliedly referenced in this Agreement, the terms of this Agreement shall control. Notwithstanding the foregoing, the Invention Assignment and Arbitration Agreements remain in full force and effect except as modified by this Agreement.

Sincerely,

/s/ Larry E. Ott
Larry E. Ott
Sr. Vice President, Human Resources & Communications

cc:	V. Baker
D. Riddell

Accepted and Agreed by:

/s/ Charles G. McClure, Jr.
Charles G. McClure, Jr.

6/07/13
Date

Charles G. McClure, Jr.
June 4, 2013

ATTACHMENT A - MEDICARE ELIGIBILITY AND REPORTING

Medicare Eligible and a Medicare Beneficiary: A person may be Medicare eligible if he/she: (1) is 65 years of age or older; (2) is suffering from end stage renal failure and meets certain additional conditions, (3) is suffering from amyotrophic lateral sclerosis, (4) has received Social Security benefits for twenty-four (24) months or longer. A person currently receiving Medicare benefits is a Medicare Beneficiary.

I confirm the following:

☐  I am Medicare eligible or a Medicare Beneficiary. I confirm that I am either Medicare eligible (or will be Medicare eligible within thirty (30) months), or I am currently a beneficiary of Medicare benefits.

x   I am not Medicare eligible and do not reasonably expect to be Medicare eligible within thirty (30) months, nor am I currently a beneficiary of Medicare benefits. I further confirm that I have not applied for Social Security benefits, nor have I been denied Social Security benefits for which I am appealing the denial.

If you have selected “Yes, I am Medicare eligible or a Medicare Beneficiary,” please read the following provisions carefully:

I confirm that I have not made any claim for illness or injury against the Released Parties, nor am I aware of any facts supporting any claim, under which the Released Parties could be liable for medical expenses incurred by me before or after signing this Agreement. I confirm that I am not aware of any medical expenses which Medicare has paid on my behalf for which the Company is or could be liable now or in the future. I am not aware of any Medicare conditional payments that have been made on my behalf in connection with my separation of employment from the Company, and I agree if requested to use my best efforts to obtain a letter from Medicare to this effect. I agree and affirm that, to the best of my knowledge, no liens by any governmental entity exists, including but not limited to, any lien for Medicare conditional payments.

I will assume responsibility for Medicare conditional payments, including but not limited to, subrogation claims, liens, or other rights to payment, relating to medical treatment that may be asserted by a health care provider, insurer, governmental entity, employer or other person or entity. I will indemnify, defend and hold the Company harmless from any and all damages (including multiple damages), claims and rights to payment, including any attorneys’ fees, brought by any person or entity against the Company to recover any conditional or other Medicare payments made to me.

I agree that, notwithstanding and without waiving any confidentiality agreement, the Separation Pay may be reported to the Centers for Medicare & Medicaid Services (CMS), as well as agents necessary to facilitate reporting to CMS, pursuant to Section 111 of the Medicare, Medicaid & SCHIP Extension Act of 2007 (Section 111). I will provide all necessary information to Employer as requested or necessary relative to its reporting pursuant to Section 111.

I confirm and acknowledge that the above statements by me are true. Further, I confirm that the above definitions are provided for my assistance, however, it is my sole responsibility to accurately evaluate my Medicare eligibility and/or beneficiary status and disclose that status to the Company. If I am Medicare eligible or a Medicare Beneficiary, I have carefully read and agree to the above provisions.

Signature: /s/ Charles G. McClure, Jr.	Date:	6/07/13